Exhibit 10.41
BEARINGPOINT INC.
MANAGING DIRECTOR DEFERRED COMPENSATION PLAN
Amended and Restated Effective December 31, 2008

TABLE OF CONTENTS

ARTICLE 1 Definitions	1

ARTICLE 2 Selection, Enrollment, Eligibility	5

2.1 Selection by Committee	5
2.2 Enrollment Requirements	5
2.3 Eligibility; Commencement of Participation	5
2.4 Termination of Participation and/or Deferrals	5

ARTICLE 3 Deferral Commitments/Employer Matching/Crediting/Taxes	6

3.1 Minimum/Maximum Deferrals	6
3.2 Election to Defer; Effect of Election Form	6
3.3 Withholding of Annual Deferral Amounts	6
3.4 Employer Matching Amount	6
3.5 Investment of Trust Assets	6
3.6 Vesting	7
3.7 Crediting/Debiting of Account Balances	7
3.8 FICA and Other Taxes	8
3.9 Distributions	9

ARTICLE 4 Hardship Withdrawal	9

4.1 Withdrawal Payout for Hardship	9

ARTICLE 5 Distributions & Death Benefits	9

5.1 Timing of Distributions	9
5.2 Form of Distributions	9
5.3 Distribution Elections	10
5.4 Death Benefits	10
5.5 Specified Employees	10
5.6 No Acceleration of Benefit Payments	11

ARTICLE 6 Disability Benefit	11

6.1 Disability Benefit	11

ARTICLE 7 Beneficiary Designation	11

7.1 Beneficiary	11
7.2 Beneficiary Designation and Change of Beneficiary	11
7.3 Acknowledgment	11
7.4 No Beneficiary Designation	11

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7.5 Doubt as to Beneficiary	11
7.6 Discharge of Obligations	12

ARTICLE 8 Leave of Absence	12

8.1 Paid Leave of Absence	12
8.2 Unpaid Leave of Absence	12

ARTICLE 9 Termination, Amendment or Modification, Change in Control	12

9.1 Termination	12
9.2 Amendment	13
9.3 Change in Control	13
9.4 Effect of Payment	13

ARTICLE 10 Administration	13

10.1 Committee Duties	13
10.2 Administration Upon Change In Control	13
10.3 Agents	14
10.4 Binding Effect of Decisions	14
10.5 Indemnity of Committee	14
10.6 Employer Information	14

ARTICLE 11 Other Benefits and Agreements	14

11.1 Coordination with Other Benefits	14

ARTICLE 12 Claims Procedures	15

12.1 Presentation of Claim	15
12.2 Notification of Decision	15
12.3 Review of a Denied Claim	15
12.4 Decision on Review	16
12.5 Legal Action	16

ARTICLE 13 Trust	16

13.1 Establishment of the Trust	16
13.2 Interrelationship of the Plan and the Trust	16
13.3 Distributions From the Trust	16
13.4 Stock Transferred to the Trust	16

ARTICLE 14 Miscellaneous	17

14.1 Status of Plan	17
14.2 Unsecured General Creditor	17
14.3 Employer’s Liability	17

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14.4 Nonassignability	17
14.5 Not a Contract of Employment	17
14.6 Furnishing Information	17
14.7 Terms	18
14.8 Captions	18
14.9 Governing Law	18
14.10 Notice	18
14.11 Successors	18
14.12 Validity	18
14.13 Incompetent	18
14.14 Court Order	18
14.15 Trust	19
14.16 Legal Fees To Enforce Rights After Change in Control	19
14.17 Section 409A Compliance	19

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BEARINGPOINT, INC.
MANAGING DIRECTOR DEFERRED COMPENSATION PLAN
Amended and Restated Effective December 31, 2008
Purpose
     The Managing Director Deferred Compensation Plan (the “Plan”) was originally effective January 1, 2005, in response to the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan was previously amended and restated effective January 1, 2006 to reflect changes in the compensation program for managing directors and in response to proposed regulations under Code Section 409A. The Plan is being amended and restated effective December 31, 2008 in response to final regulations under Code Section 409A and additional 409A related guidance issued by the Internal Revenue Service.
     The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of BearingPoint, Inc., a Delaware corporation. This Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. This Plan is intended to meet the requirements of Code Section 409A and the regulations thereunder, relating to nonqualified deferred compensation plans and shall be interpreted in all respects in accordance therewith.
ARTICLE 1
Definitions
     For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
1.1 “401(k) Plan” shall mean the Amended and Restated BearingPoint, Inc. 401(k) Plan adopted by the Company, as it may be amended from time to time.
1.2 “Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of the Deferral Account balance and the Employer Matching Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.
1.3 “Affiliate” shall mean (i) a corporation that is a member of a controlled group of corporations (as determined pursuant to Code Section 414(b)) which includes the Company and (ii) a trade or business (whether or not incorporated) which is under common control (as determined pursuant to Code Section 414(c)) of the Company.
1.4 “Annual Base Salary” shall mean the annual cash compensation relating to services performed during any Plan Year, whether or not paid in such Plan Year or included on the Federal Income Tax Form W-2 for such Plan Year, excluding bonuses, commissions, royalties, overtime, fringe benefits, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Annual Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), or 402(h) pursuant to plans established by the Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee. “Annual Base Salary” shall include Base Units, as that term is defined under the MD Compensation Plan, paid during any Plan Year on a periodic monthly or semi-monthly basis; but shall not include Reserve Units, Performance Units, or Breakthrough Awards, as those terms are each defined under the MD Compensation Plan, respectively.
1.5 “Annual Deferral Amount” shall mean that portion of a Participant’s Annual Base Salary that a Participant elects to defer, and is deferred, in accordance with Article 3 for any one Plan Year. In the event of a Participant’s Retirement, Disability (if deferrals cease in accordance with Section 6.1), death or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld from the Participant’s Annual Base Salary for services performed for the Employer prior to such event.
1.6 “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 7, that are entitled to receive benefits under this Plan upon the death of a Participant.
1.7 “Beneficiary Designation Form” shall mean the form (electronic, paper or other medium) established from time to time by the Committee that a Participant completes and returns to the Committee to designate one or more Beneficiaries.
1.8 “Board” shall mean the board of directors of the Company.
1.9 “Change in Control” shall mean either a change in the ownership of the Employer (as that term is defined under Treasury Regulation Section 1.409A-3(i)(5)(v)), a change in the effective control of the Employer (as that term is defined under Treasury Regulation Section 1.409A-3(i)(vi)) or a change in the ownership of a substantial portion of the Employer’s assets (as that term is defined under Treasury Regulation Section 1.409A-3(i)(vii)).
1.10 “Claimant” shall have the meaning set forth in Section 12.1.
1.11 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.
1.12 “Committee” shall mean the committee described in Article 10.
1.13 “Company” shall mean BearingPoint, Inc., a Delaware corporation and any successor to such corporation that adopts the Plan.
1.14 “Deduction Limitation” shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are “subject to the Deduction Limitation” under this Plan. If prior to a Change in Control the Company reasonably anticipates that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code Section 162(m), the Company may defer a distribution under this Plan in accordance with the requirements of Treasury Regulation 1.409A-2(b)(7)(i). Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.7 below. The amounts so deferred and amounts credited/debited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest date permissible or required under Treasury Regulation 1.409A-2(b)(7)(i), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.
1.15 “Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.
1.16 “Disability” shall mean a medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months (i) which prevents the affected Participant from engaging in any substantial gainful activity or (ii) on account of which the affected Participant receives income replacement benefits for a period of not less than 3 months under a Company-sponsored accident and health plan. “Disability” is intended to have the same meaning as this term is defined under Code Section 409A and the regulations thereunder.
1.17 “Disability Benefit” shall mean the benefit set forth in Article 6.
1.18 “Distribution Election Form” shall mean the form (electronic, paper or other medium) established by the Committee that a Participant completes and returns to the Committee to establish the form and timing of payments of a Participant’s vested Account Balance in accordance with Article 5.
1.19 “Election Form” shall mean the form established by the Committee that a Participant completes and returns to the Committee to make his or her deferral election under the Plan.
1.20 “Employee” shall mean an individual whose relationship with an Employer is, under common law, that of an employee.
1.21 “Employer” shall mean the Company and any Affiliate that, with the consent of the Company, elects to participate in the Plan and any successor entity that adopts the Plan pursuant to Section 14.11. If any such entity withdraws, is excluded from participation in the Plan or terminates its participation in the Plan, such entity shall thereupon cease to be an Employer.
1.22 “Employer Matching Account” shall mean (i) the sum of all of a Participant’s Employer Matching Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Employer Matching Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Employer Matching Account.
1.23 “Employer Matching Amount” for any one Plan Year shall be the amount determined in accordance with Section 3.4.
1.24 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
1.25 “Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident affecting the Participant or the Participant’s spouse or dependent, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the Participant’s control. Any amount distributed to the Participant under this Plan in connection with a Hardship shall not exceed the amount reasonably necessary to satisfy the hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). “Hardship” as defined herein is intended to have the same meaning as “Unforeseeable Emergency” as defined under Code Section 409A(a)(2)(B)(ii)(I) and Treasury Regulation 1.409A-3(i)(3).
1.26 “MD Compensation Plan” means the BearingPoint Managing Director Compensation Plan, originally effective January 1, 2005, as it may be amended from time to time.
1.27 “Participant” shall mean (i) any Employee who is a Managing Director of the Employer, or any other individual selected by the Committee to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who completes an Election Form, (iv) whose completed Election Form is accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose participation has not terminated.
1.28 “Plan” shall mean the BearingPoint, Inc. Managing Director Deferred Compensation Plan, which shall be evidenced by this instrument as amended and restated effective as of the close of business December 31, 2008, and as may be amended from time to time.
1.29 “Plan Year” shall mean the twelve-month period commencing January 1 and ending December 31.
1.30 “Retirement” shall mean the date on or after an Employee’s attainment of age 65 on which the Employee retires from the service of all Employers.
1.31 “Specified Employee” shall mean a key employee (as defined in Code Section 416(i), without reference to paragraph (5) thereof) of the Employer. For purposes of this definition, an Employee is a key employee if the Employee meets the requirements of Code Section 416(i) (disregarding paragraph (5) thereof) at any time during the twelve-month period ending on an identification date. The identification date for this purpose shall be December 31. If an Employee is a key employee as of December 31, the Employee is treated as a Specified Employee for the twelve-month period beginning on April 1 immediately following such date.

1.32 “Stock” shall mean BearingPoint, Inc. common stock, $0.01 par value per share, or any other equity securities of the Company designated by the Committee.
1.33 “Termination of Employment” shall mean the severing of employment with all Employers, voluntarily or involuntarily, for any reason other than Retirement, death, Disability or an authorized leave of absence; provided that such severing of employment constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation 1.409A-1(h).
1.34 “Trust” shall mean one or more trusts established, effective as of January 1, 2005 between the Company and the trustee named therein, as amended from time to time.
1.35 “Year of Service” shall have the same meaning as the term Vesting Service under the 401(k) Plan.
ARTICLE 2
Selection, Enrollment, Eligibility
2.1 Selection by Committee. Participation in the Plan shall be limited to Employees who are Managing Directors of the Company or above and any other individuals as determined by the Committee, in its sole discretion, from a select group of management and highly compensated Employees of the Company. From that group, the Committee shall select, in its sole discretion, Employees to participate in the Plan.
2.2 Enrollment Requirements. As a condition to participation, each selected Employee shall complete and return to the Committee an Election Form on or before December 31 prior to the Plan Year for which such Employee has been selected to begin participation in the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.
2.3 Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee shall commence participation in the Plan on the January 1 of the Plan Year after the Employee completes all enrollment requirements. If an Employee fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents. A Participant’s deferral election in a Plan Year following commencement of participation in the Plan is governed by Section 3.2.
2.4 Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 30l(a)(3), and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion, to prevent the Participant from making deferral elections for future Plan Years following the Plan Year in which the Participant has ceased to qualify.

ARTICLE 3
Deferral Commitments/Employer Matching/Crediting/Taxes
3.1 Minimum/Maximum Deferrals. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, a minimum of 0% and a maximum of 50% of his or her Annual Base Salary. The election must be in increments of one percentage point (1%). If an election is made for less than the stated minimum percentage, or if no election is made (if an election is required), the deferral shall be zero percent.
3.2 Election to Defer; Effect of Election Form.
(a)	First Plan Year. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above), and accepted by the Committee.

(b)	Continuing Effectiveness of Election Forms . The Committee may require a new enrollment at any time or may provide that, once submitted, a Participant’s Election Form shall continue in effect for subsequent Plan Years unless the Participant timely submits a new Election Form before the end of the Plan Year preceding the Plan Year for which the new election is made. The Committee shall maintain an open enrollment period preceding each Plan Year in order to allow Participants to submit new Election Forms. A new Election Form timely submitted shall revoke all prior Election Forms submitted by the Participant.

(c)	Timing of Election Forms. To be effective for any Plan Year, an Election Form must be received by the Committee prior to January 1 of the Plan Year to which it relates.
3.3 Withholding of Annual Deferral Amounts. For each Plan Year, the Annual Deferral Amount shall be withheld from each regularly scheduled Annual Base Salary payroll at the elected percentage.
3.4 Employer Matching Amount. For each Plan Year, the Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Matching Contribution Account under this Plan, which amount shall be for that Participant. Any Employer Matching Contributions for a given Plan Year will be limited to the amount that would have been available under the terms of the 401(k) Plan but for any reduction in allowable elective deferrals to the 401(k) Plan due to nondiscrimination testing results for the plan year of the 401(k) Plan.
3.5 Investment of Trust Assets. The trustee of the Trust shall be authorized, upon written instructions received from the Committee or investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable trust agreement.

3.6 Vesting. A Participant shall at all times be 100% vested in his or her Deferral Account. A Participant shall be vested in his or her Employer Matching Account in accordance with the vesting provisions of the 401(k) Plan.
3.7 Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:
(a)	Election of Measurement Funds . A Participant, in connection with his or her initial deferral election in accordance with Section 3.2(a) above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.7(c) below) to be used to determine the additional amounts to be credited to his or her Account Balance when the Participant commences participation in the Plan and continuing thereafter for each subsequent business day in which the Participant participates in the Plan, unless changed in accordance with the next sentence. Commencing with the business day that follows the Participant’s commencement of participation in the Plan and continuing thereafter for each subsequent business day in which the Participant participates in the Plan, the Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to reallocate among the available Measurement Fund(s) to be used to determine the additional amounts to be credited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as soon as administratively possible and shall continue thereafter for each subsequent business day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(b)	Proportionate Allocation. In making any election described in Section 3.7(a) above, the Participant shall specify on the Election Form, in increments of one percentage point (1%), the percentage of his or her Account Balance to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

(c)	Measurement Funds. The Participant may elect one or more measurement funds (the “Measurement Funds”) for the purpose of crediting additional amounts to his or her Account Balance. The Committee shall, in its sole discretion, select, discontinue, substitute or add a Measurement Fund at any time. Subject to the shareholders of the Company approving the use of Stock under the Plan, the Committee may offer a BearingPoint, Inc. Stock Fund (the “Stock Fund”) as a Measurement Fund.

(d)	Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. A Participant’s Account balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant for the Account Balance, as determined by the Committee in its sole discretion, as though (i) a Participant’s Account Balance were invested in the selected or required Measurement Fund(s) in the percentages applicable to such business day, as of the close of business on the business day, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred as of the business day was invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such business day, as soon as administratively possible after the day on which such amounts are actually deferred from the Participant’s Annual Base Salary through reductions in his or her payroll; and (iii) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such business day, as soon as administratively possible. The Participant’s Employer Matching Amount, if any, shall be credited to his or her Employer Matching Account for purposes of this Section 3.7(d) on the date selected by the Committee in its sole and absolute discretion.

(e)	Special Rule for Account Balance Deemed Invested in Stock . Notwithstanding any provision of this Plan that may be construed to the contrary, the portion of the Participant’s Account Balance allocated to the Stock Fund must at all times prior to distribution be allocated to the Stock Fund.

(f)	No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Employer or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Employer or the Trust; the Participant shall at all times remain an unsecured creditor of the Employer.
3.8 FICA and Other Taxes.
(a)	Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Annual Base Salary that is not being deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee shall reduce the Deferral Account in order to comply with this Section 3.8 to the extent permitted under Treasury Regulation 1.409A-3(j)(4)(vi).

(b)	Employer Matching Account. When a Participant becomes vested in a portion of his or her Employer Matching Account, the Employer shall withhold from the Participant’s Annual Base Salary that is not deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes on such vested portions of his or her Employer Matching Account. If necessary, the Committee may reduce the vested portion of the Participant’s Employer Matching Account, as the case may be, in order to comply with this Section 3.8.
3.9 Distributions . The Employer, or the trustee of the Trust, shall withhold from any distributions made to a Participant under this Plan all federal, state, and local income, employment, and other taxes required to be withheld by the Employer, or the trustee of the Trust, in connection with such distributions, in amounts and in a manner to be determined in the sole discretion of the Employer and the trustee of the Trust.
ARTICLE 4
Hardship Withdrawal
4.1 Withdrawal Payout for Hardship . If a Participant experiences a Hardship, the Participant may petition the Committee to receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s Account Balance or the amount reasonably needed to satisfy the Hardship, in accordance with Section 1.25 above. If, subject to the sole discretion of the Committee, the petition for a payout is approved, any payout shall be made within 30 days of the date of approval, or as soon as administratively practicable thereafter. The payment of any amount under this Section 4.1 shall not be subject to the Deduction Limitation. If a Participant receives payment on account of a Hardship, his or her deferral election under the Plan shall be terminated for the remainder of the Plan Year in which such Hardship distribution has been received, as permitted under and in accordance with Treasury Regulation 1.409A-3(j)(4)(viii). A deferral election under the Plan after a termination of a deferral election on account of a Hardship distribution shall meet the requirements of Section 2.2 and Treasury Regulation 1.409A-2(a).
ARTICLE 5
Distributions & Death Benefits
5.1 Timing of Distributions . Subject to the Deduction Limitation, a Participant shall be entitled to receive his or her vested Account Balance, payable in accordance with Section 5.2, if the Participant experiences a Termination of Employment or a Retirement. If the Participant dies or experiences a Disability prior to his or her Termination of Employment or Retirement, his or her vested Account Balance shall be distributed in accordance with Section 5.4 or Section 6.1, respectively.
5.2 Form of Distributions. A Participant’s vested Account Balance shall be paid in one of the following forms as elected in the Participant’s Distribution Election Form pursuant to Section 5.3. If no election is made, then, subject to Section 5.5, payment shall be made in a lump sum within 30 days after the first to occur of the Participant’s Termination of Employment or Retirement, or as soon as administratively practicable thereafter. The permissible forms of payment are:

(a)	Lump Sum. A single lump sum payment; and

(b)	Installments. Substantially equal annual installment payments for a period not less than two (2) years and not exceeding fifteen (15) years. Subject to Section 5.5, the first installment payment shall be made within 30 days after the Participant’s vested Account Balance initially becomes payable, or as soon as administratively practicable thereafter. Successive installment payments shall be made on or about January 31 of the Plan Year after the Plan Year in which the first installment payment has been made and on each succeeding January 31 for the remainder of the installment term. For distributions of a Participant’s Account Balance in installments, the remaining unpaid Account Balance shall be credited or debited in accordance with Section 3.7. If a Participant dies before the completion of all scheduled installment payments, his or her remaining vested Account Balance shall be distributed in accordance with Section 5.4.
5.3 Distribution Elections.
(a)	Election at Commencement. In connection with a Participant’s commencement of participation in the Plan, the Participant must complete a Distribution Election Form at the time when the Participant commences participation in the Plan. For the Distribution Election Form to be valid, the Distribution Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above), and accepted by the Committee. If a Participant fails to complete a Distribution Election Form, the Participant will be deemed to have elected a single lump sum payment.

(b)	Election Form Irrevocable. Once submitted, a Participant’s Distribution Election Form is irrevocable and shall continue in effect for all subsequent Plan Years.

(c)	Separate Forms for Separate Events. A Participant may elect different forms of distribution with respect to payments to be made at Termination of Employment or at Retirement.
5.4 Death Benefits. If a Participant dies before the entire vested Account Balance is distributed to the Participant, the unpaid vested Account Balance shall be paid to the Participant’s Beneficiary in a lump sum on the date that is 60 days following the date of the Participant’s death.
5.5 Specified Employees. Notwithstanding any other provision of the Plan to the contrary and subject to Section 4.1, in the case of a Participant who is a Specified Employee at the time of Termination of Employment or Retirement, any distribution of the Participant’s vested Account Balance made by reason of Termination of Employment or Retirement shall not be made until the earlier of: (i) the date which is six months and two days after the Participant’s Termination of Employment or Retirement, or (ii) the Participant’s death. If any distribution is delayed by operation of this Section 5.5, any payment that otherwise would have been made during the delay shall be made on the first permissible date.

5.6 No Acceleration of Benefit Payments. Notwithstanding any other provision of the Plan, the acceleration of the time or schedule of any payment of benefits under the Plan is strictly prohibited, except as specifically permitted under Code Section 409A and the regulations and guidance issued thereunder.
ARTICLE 6
Disability Benefit
6.1 Disability Benefit. The Committee shall determine whether the Participant has suffered a Disability. Upon a determination that a Participant has suffered a Disability, the Participant shall receive a Disability Benefit equal to his or her Account Balance at the time of the Committee’s determination. The Participant shall be paid in accordance with Article 5 as a deemed Termination of Employment and such payment shall not be delayed under Section 5.5 by reason of his being a Specified Employee. Any payment made shall be subject to the Deduction Limitation.
ARTICLE 7
Beneficiary Designation
7.1 Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of the Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.
7.2 Beneficiary Designation and Change of Beneficiary. A Participant shall designate his or her Beneficiary by completing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.
7.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received by the Committee or its designated agent in accordance with the Committee’s rules and procedures.
7.4 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 7.1, 7.2 and 7.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her estate.
7.5 Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

7.6 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Employer and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s participation in the Plan shall terminate upon such full payment of benefits.
ARTICLE 8
Leave of Absence
8.1 Paid Leave of Absence. If a Participant is authorized by the Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer (provided that the period of leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Employer is provided either by statute or by contract) and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3; provided that the Participant shall be treated as having a Termination of Employment as of the date during the leave of absence on which there is no reasonable expectation of the Participant’s returning to service and, provided further that, if the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or contract, the Participant will be deemed to have a Termination of Employment on the first date immediately following the end of such six month period.
8.2 Unpaid Leave of Absence. If a Participant is authorized by the Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer (provided that the period of leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Employer is provided either by statute or by contract) and the Participant shall be excused from making deferrals until the Participant returns to a paid employment status, at which time deferrals shall resume for the remainder of the Plan Year in which the return occurs, based on the deferral election, if any, made for that Plan Year. Notwithstanding the foregoing, the Participant shall be treated as having a Termination of Employment as of the date during the leave of absence on which there is no reasonable expectation of the Participant’s returning to service. Additionally, if the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or contract, the Participant will be deemed to have a Termination of Employment on the first date immediately following the end of such six month period.
ARTICLE 9
Termination, Amendment or Modification, Change in Control
9.1 Termination . Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at an time with respect to any or all of its participating Employees, by action of the Board; provided, however, that the Company shall not terminate the Plan except in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix). Upon termination of the Plan in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix), the affected Participants shall terminate their participation in the Plan and their Account Balances, determined as if they had experienced a Termination of Employment on the date of Plan termination, shall be paid to the Participants as soon as administratively practicable. The termination of the Plan shall not adversely affect the amount owed under the Plan to any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.
9.2 Amendment. The Company may, at any time, amend or modify the Plan in whole or in part with respect to that Employer by the action of the Board; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification; (ii) except as permitted under Section 9.1, no amendment shall serve to accelerate the time or schedule of any payment of benefits under this Plan; and (iii) no amendment or modification of this Section 9.2 or Section 10.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.
9.3 Change in Control. Upon a Change in Control, the Account Balances of all participants shall be fully vested and the Company shall be required to pay such benefits in a lump sum within five (5) business days of such Change in Control, subject to the provisions of Section 5.5.
9.4 Effect of Payment. The full payment of the applicable benefit under Articles 4, 5 or 6 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s participation in the Plan shall terminate.
ARTICLE 10
Administration
10.1 Committee Duties. Except as otherwise provided in this Article 10, this Plan shall be administered by a Committee which shall consist of the members of the committee of the 401(k) Plan, or such other committee as the Board shall appoint. Members of the Committee may be Participants in this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Employer.
10.2 Administration Upon Change In Control. For purposes of this Plan, the Committee shall be the “Administrator” at all times prior to the occurrence of a Change in Control. Upon and after the occurrence of a Change in Control, the “Administrator” shall be an independent third party selected by the trustee of the Trust and approved by the individual who, immediately prior to such event, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”). The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to, benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust. Upon and after the occurrence of a Change in Control, the Company must: (i) pay all reasonable administrative expenses and fees of the Administrator; (ii) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (iii) supply full and timely information to the Administrator on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the trustee of the Trust only with the approval of the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Company.
10.3 Agents . In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.
10.4 Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
10.5 Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.
10.6 Employer Information. To enable the Committee and/or Administrator to perform its functions, the Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.
ARTICLE 11
Other Benefits and Agreements
11.1 Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
ARTICLE 12
Claims Procedures
12.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
12.2 Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:
(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 12.3 below.
12.3 Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):
(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

12.4 Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Committee deems relevant.
12.5 Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 12 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.
ARTICLE 13
Trust
13.1 Establishment of the Trust. The Company shall establish the Trust, and shall at least annually transfer over to the Trust such assets as the Company determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Deferral Amounts and Employer Matching Amounts for Participants for all periods prior to the transfer, as well as any debits and credits to the Participants’ Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.
13.2 Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants, and the creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan.
13.3 Distributions From the Trust . The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company’s obligations under this Plan.
13.4 Stock Transferred to the Trust. Subject to the shareholders of the Company approving the use of Stock under the Plan, notwithstanding any other provision of this Plan or the Trust, if Trust assets are distributed to a Participant in a distribution which reduces such portion of the Participant’s Account Balance deemed invested in the Stock Fund, the Committee shall have the discretion to pay such distribution either in the form of Stock or cash.

ARTICLE 14
Miscellaneous
14.1 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.
14.2 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under this Plan, any and all of the Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
14.3 Employer’s Liability. The Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.
14.4 Nonassignability. Except as provided in Section 14.14, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
14.5 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer, either as an Employee or a director, or to interfere with the right of the Employer to discipline or discharge the Participant at any time.
14.6 Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

14.7 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
14.8 Captions . The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
14.9 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the Commonwealth of Virginia.
14.10 Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
BearingPoint, Inc.
Attn: David W. Black, Esq., General Counsel
1676 International Drive
McLean, VA 22102
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
14.11 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.
14.12 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
14.13 Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
14.14 Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.
14.15 Trust. If the Trust terminates and benefits are distributed from the Trust to a Participant, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.
14.16 Legal Fees To Enforce Rights After Change in Control. The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a shareholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorizes such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company or any successor thereto in any jurisdiction.
14.17 Section 409A Compliance. This Plan is intended to comply with Section 409A of the Code and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate. This Plan shall not be amended in a manner that would cause the Plan or any amounts payable under the Plan to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Plan.
The Company shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Plan if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A. For purposes of Section 409A, each payment under this Plan shall be deemed to be a separate payment.